Exhibit 99.1

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GLIMCHER
     REALTY TRUST
     NEWS RELEASE

FOR INFORMATION CONTACT:

Glimcher Realty Trust
20 South Third Street
Columbus, Ohio  43215
www.glimcher.com

William G. Cornely                      Carolee J. Oertel
Exec. V.P., COO & CFO                   Executive Project Manager
bcornely@glimcher.com                   coertel@glimcher.com
(614) 621-9000 x111                     (614) 621-9000 x119

FOR IMMEDIATE RELEASE
Monday, June 24, 2002


                       GLIMCHER REALTY TRUST ISSUES SECOND
                              QUARTER FFO GUIDANCE
                       -----------------------------------


COLUMBUS, OH - Monday, June 24, 2002 - Glimcher Realty Trust (NYSE: GRT) today issued guidance to investors regarding the Company's expected funds from operations (FFO) per share for the second quarter. The Company currently estimates that second quarter FFO per share will be $.58 to $.60. This estimate reflects a greater number of average shares expected to be outstanding as a result of stock options exercised during the quarter and additional shares equivalents expected to be included in the diluted shares computation as a result of a higher average share price for the quarter.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls, and community shopping centers.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT." Glimcher Realty Trust is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the consummation of asset sales at acceptable prices, the rate of revenue increases versus expense increases and financial stability of tenants within the retail industry, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

                       Visit Glimcher at: www.glimcher.com